Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS

— Net Sales and Net Income Per Share for the First Quarter Exceed Expectations —

— Net Sales of $519.9 Million for the First Quarter vs. $405.1 Million Last Year —

— Net Income Per Diluted Share of $0.53 for the First Quarter vs. a Net Loss Per Share of ($0.82) Last Year —

— Ends First Quarter With Cash and Credit Facility Availability of Approximately $860 Million —

— Provides Guidance for Fiscal Year 2022 —

New York, New York – June 7, 2021 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2022, ended April 30, 2021.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We were pleased with our strong outperformance in the first quarter of this fiscal year. With each passing week, sales for broader lifestyle apparel, such as sportswear, wear-to-work attire and dresses, are accelerating and our overall business in North America is getting stronger. We believe these trends provide a good indication for the remainder of the year and give us confidence that we and our industry are well on our way to recovery. We believe we are well positioned to capitalize on consumer demand as the year progresses and are optimistic about this fiscal year.”

Mr. Goldfarb concluded, “Reflecting upon the last year and the difficult challenges posed by the global pandemic, it is impressive to see how effectively we navigated through this period, demonstrating the power and diversification of G-III’s business to adapt and succeed in any environment. As the world reopens, we are in a strong financial position, which we believe will allow us to fund our growth domestically and internationally and enable us to take advantage of opportunities that arise.”

Net sales for the first quarter ended April 30, 2021 increased 28.3% to $519.9 million from $405.1 million in the prior year’s quarter. The Company reported net income for the first quarter of $26.3 million, or $0.53 per diluted share, compared to a net loss of $39.3 million, or $(0.82) per share, in the prior year’s quarter.

The Company completed the restructuring of its retail operations segment and has closed the Wilsons Leather and G.H. Bass stores. Included in the Company’s results for the first quarter of last year are net losses from the Wilsons Leather and G.H. Bass store operations of $15.0 million, or $(0.31) per diluted share. These results reflect the direct store operations including impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution expenses. These operating results for Wilsons Leather and G.H. Bass are presented solely to provide the historical operating results of the portion of the Company’s retail operations segment that was closed and are not intended to be used to develop expectations for future results of the Company or to indicate any future level of profitability of the Company.

Outlook

G-III Apparel Group today issued guidance for the fiscal year ending January 31, 2022. As the developments associated with the COVID-19 pandemic continue to be fluid, the Company’s fiscal year 2022 guidance does not contemplate any reimposition of government-mandated store closures or other governmental restrictions that were previously imposed as a result of the COVID-19 pandemic which could have a material impact on our net sales, results of operations and supply chain during fiscal 2022. The Company’s fiscal 2022 results could differ materially from its current outlook as a result of the occurrence of any of these or other uncontemplated events.

For fiscal 2022, the Company is forecasting net sales of approximately $2.57 billion which compares to $2.06 billion last year. Last fiscal year’s net sales included $91.8 million from the Wilsons Leather and G.H. Bass stores. Net income for fiscal 2022 is expected to be between $125 million and $135 million, or between $2.60 and $2.70 per diluted share. This compares to net income of $23.5 million, or $0.48 per diluted share, last year. The results last year included a net loss per diluted share of $(1.14) associated with the Wilsons Leather and G.H. Bass store operations.

For the second quarter of the current 2022 fiscal year, we expect net sales of approximately $460 million, which compares to $297.2 million in the same period last year. Last year’s net sales for the second quarter included $19.7 million from the Wilsons Leather and G.H. Bass stores. Net income for the second quarter of fiscal year 2022 is expected to be in the range of $0.03 and $0.13 per diluted share. This compares to a net loss of $(0.31) per share in last year’s second quarter, which included a net loss per share of $(0.53) associated with the Wilsons Leather and G.H. Bass store operations.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(Nasdaq: GIII)

CONSOLIDATED STATEMENTS OF OEPRATIONS

(In thousands, except per share amounts)

	Three Months Ended April 30,
	2021	2020

	(Unaudited)

Net sales	$519,910	$405,131
Cost of goods sold	324,441	280,730
Gross profit	195,469	124,401

Selling, general and administrative expenses	141,603	154,620
Depreciation and amortization	7,044	9,867
Loss on lease modifications	—	3,187
Operating profit (loss)	46,822	(43,273)

Other income (loss)	1,820	(2,056)
Interest and financing charges, net	(12,004)	(10,379)
Income (loss) before income taxes	36,638	(55,708)

Income tax expense (benefit)	10,259	(16,413)
Net income (loss)	26,379	(39,295)
Less: Income attributable to noncontrolling interests	58	—
Net income (loss) attributable to G-III Apparel Group, Ltd.	$26,321	$(39,295)

Net income (loss) attributable to G-III Apparel Group, Ltd. per common share:
Basic	$0.54	$(0.82)
Diluted	$0.53	$(0.82)

Weighted average shares outstanding:
Basic	48,377	48,025
Diluted	49,510	48,025

Selected Balance Sheet Data (in thousands):	At April 30,
	2021	2020

	(Unaudited)

Cash and cash equivalents	$396,311	$616,183
Working capital	976,365	1,207,520
Inventories	346,668	500,410
Total assets	2,398,720	2,798,961
Long-term debt	514,889	901,194
Operating lease liabilities	198,874	294,955
Total stockholders' equity	1,357,876	1,246,234

SELECT STATEMENT OF OPERATIONS DATA OF WILSONS LEATHER AND G.H. BASS STORES

(In thousands, except per share amounts)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2020	2020	2020	2021	2021

	(Unaudited)
Net sales	$19,293	$19,667	$38,175	$14,713	$91,848

Operating loss	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss before income taxes	(21,237)	(35,128)	(17,408)	(10,881)	(84,654)

Operating loss, net of taxes	$(14,980)	$(25,643)	$(12,005)	$(8,615)	$(55,739)

Operating loss per common share:
Basic	$(0.31)	$(0.53)	$(0.25)	$(0.18)	$(1.16)
Diluted	$(0.31)	$(0.53)	$(0.25)	$(0.17)	$(1.14)

	Three Months Ended				Fiscal Year Ended
	April 30,	July 31,	October 31,	January 31,	January 31,
	2019	2019	2019	2020	2020

	(Unaudited)
Net sales	$52,589	$53,596	$59,848	$85,478	$251,511

Operating loss	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss before income taxes	(10,264)	(8,585)	(5,588)	(17,459)	(41,896)

Operating loss, net of taxes	$(5,458)	$(6,267)	$(4,068)	$(15,903)	$(31,696)

Operating loss per common share:
Basic	$(0.11)	$(0.13)	$(0.09)	$(0.33)	$(0.66)
Diluted	$(0.11)	$(0.13)	$(0.08)	$(0.33)	$(0.65)

The table above reflects the four wall operations of Wilsons Leather and G.H. Bass stores, which are included in the consolidated operating results of the Company. As part of our retail restructuring, we closed these stores. The results for this portion of our retail operations segment include impairment charges, but do not include any allocated corporate overhead charges, shared administrative expenses or shared distribution center expenses. Corporate overhead charges, shared administrative expenses and shared distribution center expenses have been excluded as these expenses will continue to be incurred by the Company notwithstanding the restructuring of its retail operations segment. The Company continues to evaluate to what extent these expenses might be able to be reduced now that the restructuring has been completed. No interest expense has been allocated in calculating these operating results. The tax rates used assume the same overall effective rate that is reflected in the Company’s consolidated financial statements for fiscal 2021 and fiscal 2020. The table above also reflects the results of operations of the Company’s four Calvin Klein Performance stores that were closed as part of the retail restructuring. The operating results of the four Calvin Klein Performance stores are also included in the consolidated operating results of the Company.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

VP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235